Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 15, 2019, with respect to the consolidated financial statements of Palomar Holdings, Inc. and Subsidiaries, formerly GC Palomar Holdings, in the Registration Statement (Form S-1 No. 333-233900) and related Prospectus of Palomar Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Francisco, California
September 25, 2019